Exhibit 99.1

Red Rock Pictures Holdings, Inc. Signs a Letter of Intent With Office Supply Line, Inc.

HOUSTON, Sept. 14, 2011 (GLOBE NEWSWIRE) -- Red Rock Pictures Holdings, Inc. (RRPH) (the "Company") a Nevada company, announced that on August 5, 2011, it executed a non-binding Letter of Intent with Office Supply Line, Inc. ("OSL") pursuant to which the Company will enter into a share exchange agreement with OSL. Pursuant to the agreement, OSL shareholders will exchange all of their shares for newly issued shares of the Company. The letter of intent also provides for the Company to spin-off a private company to certain of its shareholders in consideration of the cancellation of its shares and the assumption of certain indebtedness of the Company.

A definitive share exchange agreement and other transaction documents are anticipated to be completed on or before October 1, 2011.  However, to date no definitive agreement has been entered into by the parties and it is possible that the companies will not finalize such an agreement by such date.

About Office Supply Line, Inc.

OSL is a national virtual distributor of products for the office founded in September of 2010. The company's focus is to become one of the largest independent distributors of "products for the office" and major corporate procurement in the United States. OSL offers 100,000 items from 1,000 manufacturers including technology products, traditional office products, office furniture, janitorial and break-room supplies and industrial products. Through its wholesale and distribution relationships, OSL can deliver any of these products from strategically located distribution centers providing same or next day delivery to more than 90% of the United States. OSL is currently developing unique proprietary affinity and diversity marketing channels. Eli Feder is CEO of OSL.

About Red Rock Pictures Holdings, Inc.

Red Rock Pictures Holdings, Inc.'s plan of operations is the finance, production, distribution and marketing of filmed entertainment products, including theatrical motion pictures, television programs, home video products, and digitally delivered entertainment and media.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the Commission are available from commercial document retrieval services and at the website maintained by the Commission at http://www.sec.gov.

CONTACT:	Anthony Gentile, President / CFO
Red Rock Pictures Holdings, Inc.
3355 W. Alabama, Suite 1150
Houston, Texas 77098
(713) 888-0040